Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of the Effective Date (as hereinafter defined) between POSTAL REALTY TRUST, INC., a Maryland corporation (the "Company"), and Andrew Spodek (the "Executive"), recites and provides as follows:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.           Employment and Duties.

(a)          General. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the Company’s Chief Executive Officer to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided. The Executive shall have such duties and responsibilities commensurate with such title and as the Board may designate from time to time.  The Executive shall at all times be the highest ranking officer of the Company and shall report exclusively to the Board and/or such committees thereof as the Board may designate. In addition, the Executive shall be appointed to serve as a director on the Board and, at each annual stockholders meeting during the Term of Employment, shall be nominated for re-election to the Board, in each case to the extent not inconsistent with the fiduciary duties of the Board in making such appointment and re-nomination.  The Executive shall be based at the Company’s corporate headquarters in Cedarhurst, New York, unless and until the corporate headquarters are moved to another location, which will then be the location where the Executive is based.

(b)          Exclusive Services. The Executive shall devote substantially all of the Executive’s business time, attention and effort to the Company’s affairs. Notwithstanding the foregoing, the Executive may (i) serve on corporate boards, provided the Executive receives prior permission from the Board; and (ii) serve on corporate, civic and children sports organizations or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section.

(c)          Dodd-Frank, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging or other policy applicable to executives of the Company and its affiliates that is hereafter adopted by the Board or a duly authorized committee thereof to comply with applicable law as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law; and (ii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2.           Term. The Initial Term of the Executive’s employment hereunder (the "Initial Term") shall be for a period of three (3) years commencing on the closing date of the initial public offering of the Company’s Common stock (the "Effective Date"), and continuing until the third anniversary of the Effective Date. The term of this Agreement shall be extended automatically for up to two, successive twelve (12) month periods, beginning on the last day of the Initial Term and each twelve (12) month renewal period thereafter unless the Company or the Executive has provided the other with written notice of an intention to terminate this Agreement at least ninety (90) days before the end of the Initial Term (or any subsequent renewal period). For purposes of this Agreement, the word "Term" means the Initial Term and any renewal period pursuant to the preceding sentence and any extension pursuant to clause (ii) of the following sentence. Notwithstanding the preceding sentences (i) this Agreement may be terminated earlier as provided herein and (ii) if a Change in Control (as defined in the 2019 Equity Incentive Plan) occurs during the Term, then the Term shall not end before the first anniversary of the Control Change Date or the date this Agreement is terminated earlier as provided herein.

3.           Compensation and Benefits.

(a)          Base Salary. During the Term, the Company will pay the Executive a base salary of $350,000 per year ("Base Salary"), less payroll deductions and all required withholdings, payable in accordance with the Company's payroll practices and prorated for any partial month of employment. The annual base salary may be increased, but not decreased, by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in its discretion pursuant to the Company's policies as in effect from time to time, and such increased amount thereafter will be the Executive’s base salary per year for purposes of this Agreement.

(b)          Annual Bonus. The Executive shall also be eligible to receive an annual incentive bonus for each calendar year ending during the Term with a target bonus of 125% of Base Salary, with the actual amount of such bonus to be determined by the Compensation Committee, using such performance measures as mutually agreed upon by the Company and the Executive.  Such bonus, if any, shall be paid to the Executive in the form of a lump sum no later than sixty (60) days after the end of the year to which the bonus relates.  Except as otherwise provided in Section 4: (i) the annual bonus will be subject to the terms of any Company bonus plan under which it is granted and (ii) in order to be eligible to receive an annual bonus, the Executive must be employed by the Company on the last day of the calendar year to which the performance relates.

(c)          Long-Term Incentives. During the Term of this Agreement, the Executive shall be eligible to participate in the Company’s 2019 Long-Term Incentive Plan, or any other equity compensation plan adopted by the Company, on terms no less favorable than those that apply to similarly situated executive officers of the Company.

(d)          Health Insurance and Medical Exam. During the Term of this Agreement, the Company shall (i) provide the Executive and his dependents with health insurance, life insurance and disability coverage no less favorable than that made available to other key executives and (ii) pay or reimburse the Executive for all reasonable costs of an annual medical exam of the Executive by a physician of his choice.

(e)          Paid Time Off.  During the Term of this Agreement, the Executive shall be entitled to paid time off ("PTO") in accordance with the Company’s PTO policy, as it may be amended from time to time, but in no event shall it be less than four weeks per year.

(f)          Business Expenses.  The Executive shall be entitled to reimbursement of business expenses that are incurred in the ordinary course of business, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(g)          Other Benefits. In addition to the benefits provided pursuant to the preceding paragraphs of this Section 3, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are applicable generally to other executive officers, and in such welfare plans, programs, practices and policies of the Company as are generally applicable to other executive officers, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive. In addition, the Company agrees to reimburse the Executive up to $30,000 per annum for reasonable additional benefits that may cover, amongst other things, life insurance premiums, financial and tax planning assistance, etc.

(h)          Indemnification. To the fullest extent permitted by the indemnification provisions of the articles of incorporation (or similar document) and Bylaws of the Company in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company. Additionally, to the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s termination date. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

4.           Payments Upon Termination of Employment.

(a)          Termination by the Company without Cause, or Termination by the Executive for Good Reason, or Termination Due to the Executive’s Death or Disability.  If during the Term of this Agreement the Executive’s employment is terminated (x) by the Company without Cause or (y) by the Executive for Good Reason or (z) due to the Executive’s death or Disability, then the Executive shall be entitled to the following from the Company: (1) Base Salary accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date; (2) any accrued but unpaid PTO through the date of termination; (3) any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date; (4) any vested benefits due to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Company, payable in accordance with the terms of the applicable plan; (5)  any expenses owed to the Executive under Sections 3(f), or 3(g); (6) all of the Executive’s outstanding stock options, restricted stock or other equity awards with time-based vesting shall become fully vested and, in the case of stock options, exercisable in full; (7) the treatment of all of the Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards with performance-based vesting shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement; (8) a lump sum payment equal to the sum of: (A) three times the Executive’s Base Salary and (B) three times the Executive’s target bonus opportunity for the year within which his employment is terminated (however, if such target opportunity has not been set by the Board or the Compensation Committee as of the Executive’s termination, then this subsection 4(a)(8)(B) shall be equal to three times the Executive’s Base Salary); and (9) a lump sum amount equal to twelve months of the monthly premium payment to continue the Executive’s (and the Executive’s family’s) existing group health, dental coverage and vision, calculated under the applicable provisions of Section 4980B of the Code, and calculated without regard to whether the Executive actually elects such continuation coverage. All payments required to be made pursuant to this Section 4(a) shall be made to the Executive within sixty (60) days following the date of such termination of employment and within any shorter time period required by law.

(i)          For purposes of this Agreement, "Cause" shall mean: (1) the Executive’s intentional failure to perform a material duty as directed by the Board (other than a failure to perform by reason of the Executive’s death or Disability); (2) the Executive’s knowing material breach of an obligation in this Agreement or a knowing breach of a material written policy of the Company; (3) the Executive’s knowing breach of a material duty to the Company; (4) intentional conduct by the Executive that is demonstrably and material injurious to the Company; or (5) the Executive’s conviction of, or plea of guilty or nolo contender to, (y) a felony or (z) a crime involving moral turpitude or fraud involving the assets of the Company. Notwithstanding anything in this Section 4(a)(i) to the contrary, no event or condition described in the foregoing (1) through (4) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, the Board provides the Executive written notice of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30 period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period.  For purposes of the foregoing, any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Board’s assertion of Cause is valid.

(ii)         For purposes of this Agreement, "Good Reason" shall mean: (1) the assignment of duties materially inconsistent with the Executive’s title and position; (2) a material diminution in the Executive’s annual Base Salary or annual bonus opportunity; (3) a material diminution in the Executive’s authority, duties or responsibilities (e.g., such material diminution includes the Company ceasing to be a reporting company under the Securities Exchange Act of 1934), or the Company or the Board prevents the Executive from fulfilling or exercising such authority, duties or responsibilities; (4) a material breach by the Company of this Agreement, (5) this Agreement is not assumed by the successor to the Company in a Change in Control transaction or (6) the Company requiring the Executive to be based at any office or location more than fifty miles from Cedarhurst, New York, however, notwithstanding the foregoing to the contrary, any relocation required of the Executive due to the Company relocating its headquarters shall not be deemed to violate this subsection 4(a)(ii)(6) or provide the Executive with rights to Good Reason under this Agreement. No event or condition described in the foregoing shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in the foregoing, the Executive provides the Board written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Board within thirty (30) days of the Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of the foregoing, any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that the Executive’s assertion of Good Reason is valid.

(iii)        For purposes of this Agreement, "Disability" shall mean that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Board. The determination of a Disability for purposes of this Agreement shall be made by the Board in its sole and absolute discretion.

(b)          Termination of the Executive’s Employment by the Company for Cause, or by the Executive without Good Reason or Upon Expiration of the Term. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason or upon expiration of the Term without this Agreement being renewed, then the Executive shall only be entitled to the payments set forth in subsections 4(a)(1)-(6). All payments required to be made pursuant to this subsection 4(b) shall be made to the Executive within sixty (60) days following the date of such termination of employment and within any shorter time period required by law.

(c)          Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide for the payments in Section 4(a) unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the "Waiver and Release"), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(c) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no payments pursuant to Section 4(a) shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. The foregoing payments subject to this Section 4(c) shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release straddles two calendar years, then the payments subject to this Section 4(c) shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(d)          Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board; (ii) any position on the Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.           Section 280G. Notwithstanding anything else in this Agreement to the contrary, in the event that it shall be determined that any payments or distributions by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (together, the "Payments") would constitute "parachute payments" within the meaning of Section 280G of the Code, then the Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the excise tax imposed under Section 4999 of the Code, such that the Executive shall receive the greater, on an after-tax basis, of either (i) or (ii) above, as determined by an independent accountant or tax advisor ("Independent Tax Advisor") selected by the Company.  In the event that the Payments are to be reduced pursuant to this Section 5, such Payments shall be reduced as determined by the Independent Tax Advisor such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 5 is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the transaction constituting a change in ownership of the Company within the meaning of Section 280G of the Code.  Any reductions made pursuant to this Section 5 shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. If any dispute arises between the Company (or any successor) and the Executive regarding the Executive’s right to payments under this Section 5, the Executive shall be entitled to recover his attorneys’ fees and costs incurred in connection with such dispute if the Executive is determined to be the prevailing party.  The following additional terms and conditions shall apply to the reimbursement of any attorneys’ fees and costs: (i) the attorneys’ fees and costs must be incurred by the Executive within five years following the date of the Executive’s termination or resignation; (ii) the attorneys’ fees and costs shall be paid by the Company by the end of the taxable year following the year in which the attorneys’ fees and costs were incurred; (iii) the amount of any attorneys’ fees and costs paid by the Company in one taxable year shall not affect the amount of any attorneys’ fees and costs to be paid by the Company in any other taxable year; and (iv) the Executive’s right to receive attorneys’ fees and costs may not be liquidated or exchanged for any other benefit.

6.           Withholding and Section 409A Compliance.

(a)          Withholding. The Company shall, to the fullest extent not prohibited by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(b)          Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereunder, and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption, as short-term deferrals, or otherwise.  For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.  In the event the terms of this Agreement would subject the Executive to additional income taxes, interest or penalties under Section 409A of the Code ("409A Penalties"), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to the Executive’s "termination," "termination of employment," or similar phrases, such term shall be deemed to refer to the Executive’s "separation from service" (as defined in Section 409A of the Code).  Notwithstanding any other provision in this Agreement, including but not limited to Sections 4 and 5, if the Executive is a "specified employee" (as defined in Section 409A(a)(2)(b)(i)), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing).  Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

7.           Protection of Confidential Information. The Executive hereby agrees that, during his employment with the Company and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, Company, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below).  The Executive further agrees that, upon the date of the Executive’s termination, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein.  Notwithstanding the foregoing, this Section 7 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.  As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, in any form, including electronic media.  Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities.  Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement or promise to the Company.

The Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Company, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Executive during his employment with the Company (except in the course of performing his duties and obligations to the Company) or after the termination of his employment shall constitute a misappropriation of the Company’s trade secrets.

The Executive agrees that Confidential Information gained by the Executive during the Executive’s association with the Company, has been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company.  The Executive recognizes that because his work for the Company will bring him into contact with confidential and proprietary information of the Company, the restrictions of this Section 7 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.  The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Executive not compete with the Company during his employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following Section 8.

8.           Covenant Not to Compete. The Executive hereby agrees that he will not, either during the Term or at all times until the earlier of one year from the time his employment ceases or a Change in Control of the Company (such earlier of being, the "Restricted Period"), engage in the (i) ownership or operation of post office facilities; (ii) investment in or lending to post office facilities; (iii) management of post office facilities; or (iv) provision of any planning, development or executive services for post office facilities. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded Company engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

During the Restricted Period, the Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in the recruitment for employment, contractor or consulting opportunities anyone who is employed at that time by the Company or any subsidiary or affiliate.

During his employment with the Company and thereafter, the Executive will not make or authorize anyone else to make on the Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company.  The Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors.

While employed by the Company and during the Restricted Period, the Executive will communicate the contents of this Section 8 to any person, firm, association, partnership, Company or other entity that the Executive intends to be employed by, associated with, or represent.

9.           Injunctive Relief. The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 7 and 8 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in any court in the State of New York having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.

10.         Notices. All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Company:

Postal Realty Trust, Inc.
75 Columbia Ave.
Cedarhurst, NY 11516
Attention:  Chairman of the Compensation Committee

If to the Executive, at the address on file with the Company’s Human Resources department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

11.         Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

12.         Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

13.         Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive (including the Prior Employment Agreement).  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

14.         Governing Law and Arbitration. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes. Any arbitral award determination shall be final and binding upon the parties. Judgment may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections 7 or 8 hereof. Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event a legal dispute occurs between the Company and the Executive, then the Company shall reimburse the Executive for his legal fees irrespective of whether the Executive is the prevailing party.

15.         Survival. Subject to any limits on applicability contained therein, Sections 7 through 10, Section 12, and Section 14 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

POSTAL REALTY TRUST, INC.	EXECUTIVE

By:

Its:	Print Name:

Dated:	Dated:

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